Exhibit 23.6
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 and related prospectus of Covanta Holding Corporation of our report dated April 11, 2003, except for the reclassifications described in the second and sixth paragraphs of Note 4, which are as of June 24, 2004, with respect to the consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows of Covanta ARC Holdings, Inc. (formerly known as American Ref-Fuel Holdings Corp.) and subsidiaries for the year ended December 31, 2002, which report appears in a Form 8-K of Covanta Holding Corporation filed on April 7, 2005, and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Short Hills, New Jersey
May 12, 2006